Exhibit 23.4
CONSENT OF AKIN GUMP STRAUSS HAUER & FELD LLP
     We hereby consent to the use of our name in the prospectus forming a part of this Registration Statement on Form S-8 under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
AKIN GUMP STRAUSS HAUER & FELD LLP
Houston, Texas
March 14, 2008